Exhibit 10.1

Consulting Agreement

Contracting Parties

Primech Holdings Ltd. (the “Company”), NASDAQ: PMEC, including all of its subsidiaries (collectively, “Primech”);

Jolly Good River Group Limited (the “Consultant”), a service provider incorporated in Hong Kong with business registration number 72493263, which is specializing in strategic consulting, mergers and acquisitions, and corporate governance.

The parties have agreed that the specific terms of the Consulting Agreement (the “Agreement”) are set out below;

1. Term of Agreement. The term of this Agreement is 6 months, commencing on 15 June, 2024 and ending on 14 December, 2024 (the “Agreement Period”).

2. Scope of the Consulting Services. Service Summary: The Company hereby engages the services of the Consultant to provide professional consulting to support the Company’s strategy, business development, mergers and acquisitions, and planning and services, such as corporate governance.

a)	The Consultant shall assist the Company in developing and implementing the long-term growth strategy to achieve sustainable growth and create greater value for shareholders of the Company.

b)	The Consultant shall provide strategic advice to the Board of Directors and the management of the Company, including business opportunity assessment, risk management, internal controls, capital restructuring, strategy, and provide consultancy on mergers and acquisitions of businesses.

c)	The Consultant shall collaborate with the Company’s specialized teams, both internally and externally, to ensure that all capital operations are in compliance with the relevant rules and regulations for U.S. public companies.

d)	The Consultant shall assist the Company in identifying and evaluating joint venture or strategic cooperative partners globally, participate in negotiations to facilitate business cooperation and provide professional consulting services.

e)	The Consultant shall identify potential merger and acquisition targets for the Company, conduct business analysis, evaluation, due diligence and provide consulting services on specific transactions.

3. Consultant’s Availability. During the term of this Consultant Agreement, the Consultant shall provide the Company with such services as may be required during normal working hours. Although the Consultant does not provide exclusive services only to the Company and reserves the right to provide services to other companies or individuals, in providing such services, the Consultant shall ensure that no conflict or inconsistency of commercial interest arises with its obligations under the Agreement. In the event that such a conflict occurs or is likely to occur, the Consultant shall immediately disclose the relevant information to the Company. The Company shall be deemed to have permitted the Consultant to provide services to other companies if the Company does not object within seven (7) days of notification.

4. Reimbursement. If the Consultant is required by the Company to provide services outside of Asia, the Company will reimburse the Consultant for all travel expenses based on invoices and/or receipts. Any travel expenses exceeding HK$10,000 for a single trip should be approved by the Company in writing in advance.

5. Authority of Consultant. Consultant is not authorized to enter into any agreement, contract or letter of intent on behalf of the Company without the prior written consent of the Company’s President or Chief Executive Officer. Except as authorized in writing by the Company, Consultant shall have no authority to represent the Company or to incur any legal liability externally.

6.  Compensation. Upon execution of this Agreement, the Company agrees to pay the Consultant the following compensation in the following manner:

A total of 1,500,000 shares of the Company’s common stock with restrictions under the Securities Act of 1933, as amended (collectively, the “Shares”) as a fee for Consultant’s services for services rendered to the Company. The Shares will be issued to the Consultant or its designee in a single installment within five (5) business days following the signing of the Agreement or subject to the law of Singapore, and all Shares will be deemed paid in full upon issuance. To avoid confusion, the Parties agree that for purposes of Regulation 144 under the Securities Act of 1933, as amended, the Shares will be held for a period of time commencing on the date of issuance.

7. Both Parties agree that the Consultant is not the Company’s employee, agent or representative, and this Agreement does not constitute an employer-employee relationship or a partnership. The consultant shall pay federal, state and local income taxes and other taxes. The Company shall not deduct any federal and state income taxes, social security tax, unemployment tax, and employment insurance from the payments due hereunder to the Consultant.

8.  In view of the fact that certain services require specific practicing licenses, the Consultant hereby declares that it is not:

(a)	rendering legal advice;

(b)	performing accounting services;

(c)	acting as an investment advisor; or

(d)	acting as a broker-dealer within the meaning of any United States federal and state securities laws.

9. No Guaranty. The Company agrees that Consultant cannot guarantee the results or effectiveness of any services the Consultant provides. Rather, the Consultant shall use its commercially reasonable efforts to provide advice and services.

10.  Confidentiality. The Consultant agrees that any information, such as the Company’s business, operations or future plans shall be kept confidential. Absent the Company’s consent, the Consultant shall not disclose confidential information to any third party, except its lawyers, accountants, commercial bankers and investment bankers. The Consultant also agrees to sign a commercially reasonable Confidentiality Agreement and Insider Trading Policy.

11. No Assignment. Any attempt to assign this Agreement shall be null and void.

12. Any modification, deletion or addition to this Agreement requires the written consent of both Parties before it can be enforced. This Agreement is also binding upon the heirs, trustees, and other legal representatives of both Parties.

13. Entire Understanding. This Agreement contains the entire understanding between the Parties hereto regarding the transactions described hereby. It replaces all other agreements between the Parties regarding the Consultant’s services performed for the Company.

14. Governing Law and Jurisdiction. This Agreement shall be construed according to the State of New York’s laws and subject to the jurisdiction of New York’s courts.

15. Counterparts. This Agreement may be executed in more than two counterparts, each of which shall be enforceable against the Parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

16.  Signing. If this Agreement is consistent with your understanding, please sign the enclosed copy of it in the space indicated below and return it to the undersigned. This Agreement is effective immediately after signed.

Primech Holdings Ltd.	Jolly Good River Group Limited

Representative:	Representative:

Signature	Signature

/s/ Ying Jiang

Date	Date

June 15, 2024	June 15, 2024

4